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                          INVESTMENT SUB-ADVISORY AGREEMENT
                           SEI INSTITUTIONAL MANAGED TRUST

     AGREEMENT made this 15th day of December, 1997, between SEI Investments Management Corporation, (the "Adviser") and Sanford C. Bernstein & Co., Inc. (the "Sub-Adviser").

     WHEREAS, SEI Institutional Managed Trust, a Massachusetts business trust (the "Trust"), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated December 16, 1994 (the "Advisory Agreement") with the Trust, pursuant to which the Adviser will act as investment adviser to the Large Cap Value Portfolio (the "Portfolio"), which is a series of the Trust; and

     WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-Adviser to provide investment advisory services to the Adviser in connection with the management of the Portfolio, and the Sub-Adviser is willing to render such investment advisory services.

     NOW, THEREFORE, the parties hereto agree as follows:

1. DUTIES OF THE SUB-ADVISER. Subject to supervision by the Adviser and the Trust's Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of the Portfolio entrusted to it hereunder (the "Assets"), including the purchase, retention and disposition of the Assets, in accordance with the Portfolio's investment objectives, policies and restrictions as stated in the Portfolio's prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the "Prospectus"), and subject to the following:

(a) The Sub-Adviser shall, in consultation with and subject to the direction of the Adviser, determine from time to time what Assets will be purchased, retained or sold by the Portfolio, and what portion of the Assets will be invested or held uninvested in cash.

(b) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust's Declaration of Trust (as defined herein) and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c) The Sub-Adviser shall determine the Assets to be purchased or sold by the Portfolio as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Portfolio's Registration Statement (as defined herein) and Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with federal securities laws. In executing Portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it

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     deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934). Consistent with any guidelines established by the Board of Trustees of the Trust and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer - - viewed in terms of that particular transaction or terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Portfolio. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust's principal underwriter) to take into account the sale of shares of the Trust if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Portfolio's Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust's principal underwriter, or any affiliated person of either the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission ("SEC") and the 1940 Act.

(d) The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(5), (6),
     (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request.

     The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act.
     The Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio's request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any


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     successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).

(e) The Sub-Adviser shall provide the Portfolio's custodian on each business day with information relating to all transactions concerning the Portfolio's Assets and shall provide the Adviser with such information upon request of the Adviser.

(f) The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

(g) The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser's ability to fulfill its commitment under this Agreement.

(h) The Sub-Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held in the Portfolio. The Adviser shall instruct the custodian and other parties providing services to the Portfolio to promptly forward misdirected proxies to the Sub-Adviser.

     Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's partners, officers or employees.

2. DUTIES OF THE ADVISER. The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Trust's Declaration of Trust (as defined herein), the Prospectus, the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Internal Revenue Code of 1986, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3. DELIVERY OF DOCUMENTS. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

(a) The Trust's Agreement and Declaration of Trust, as filed with the Secretary of State of the Commonwealth of Massachusetts (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the "Declaration of Trust");

(b) By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the "By-Laws");

(c)  Prospectus of the Portfolio.

4. COMPENSATION TO THE SUB-ADVISER. For the services to be provided by the Sub-Adviser


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     pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the
     Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in the Schedule which is attached hereto and made part of this Agreement. The fee will be calculated based on the average monthly market value of the Assets under the Sub-Adviser s management and will be paid to the Sub-Adviser monthly. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

5. INDEMNIFICATION. The Sub-Adviser shall indemnify and hold harmless the Adviser from and against any and all losses, liabilities or damages (including reasonable attorney's fees and other related expenses) howsoever arising from or in connection with the Sub-Adviser's failure to perform its obligations under this Agreement with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Sub-Adviser s obligation under this Section 5 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser's own willful misfeasance, bad faith or negligence, or to the reckless disregard of its duties under this Agreement.

     In any determination of the Sub-Adviser's liability for indemnification under this Section 5 or otherwise, the investment and management decisions of the Sub-Adviser respecting individual assets and courses of action shall not be evaluated in isolation but in the context of the Portfolio taken as a whole and as part of an overall investment strategy having risk and return objectives reasonable suited to the Portfolio. The conditions of the foregoing indemnity and hold harmless covenant are that (a) the indemnified persons shall inform the Sub-Adviser promptly of any claims threatened or made against any indemnified persons (b) the indemnified persons shall cooperate fully with the Sub-Adviser in responding to such threatened or actual claims, (c) any settlement agreement shall require the written approval of the Sub-Adviser, (d) the Sub-Adviser shall not be liable for any legal or other expenses incurred in connection with any threatened, pending or current actions, suit, proceeding or claim (of any nature whatsoever), or defense to any of the foregoing, that were not specifically authorized by the Sub-Adviser and (e) the Sub-Adviser shall not be liable for indemnification under this Section 5 as a result of any court, administrative or other action, suit, claim or proceeding in which it has not been made a party and been able to present its defense. Nothing in this Agreement shall in any way constitute a waiver or limitation of any of the obligations which the Sub-Adviser may have under any federal securities laws.

6. DURATION AND TERMINATION. This Agreement shall become effective upon its approval by the Trust's Board of Trustees and by the vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that at any time the Adviser shall have obtained exemptive relief from the Securities and Exchange Commission permitting it to engage a Sub-Adviser without first obtaining approval of the Agreement from a majority of the outstanding voting securities of the Portfolio involved, the Agreement shall become effective upon its approval by the Trust's Board of Trustees. Any Sub-Adviser so selected and approved shall be without the protection accorded by shareholder approval of an investment adviser's receipt


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     of compensation under Section 36(b) of the 1940 Act.

     This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated with respect to the Portfolio (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the Sub-Adviser, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days' written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Adviser's agreement with the Trust. As used in this Section 6, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

7. GOVERNING LAW. This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

8. SEVERABILITY. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

9. NOTICE: Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

       To the Adviser at:               SEI Investments Management Corporation
                                        One Freedom Valley Road
                                        Oaks, PA 19456
                                        Attention:  Legal Department

       To the Sub-Adviser at:           Sanford C. Bernstein & Co., Inc.
                                        21st Floor
                                        767 5th Avenue
                                        New York, NY 10153-0185
                                        Attention: Dean Allen

                                        with a copy to: Kevin Brine
                                        (at the above address)

10. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding


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     between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Portfolio or the Trust.

     Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI INVESTMENTS MANAGEMENT CORPORATION       SANFORD C. BERNSTEIN & CO., INC.

By:                                          By:
   /s/ Kevin P. Robins                       /s/ J. Philip Clark
   -------------------                       -------------------

Name:                                        Name:
Kevin P. Robins                                J. Philip Clark
---------------                                ---------------

Title:                                       Title:
    Vice President                             Vice President & Managing Director
    --------------                             ----------------------------------



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


                                      SCHEDULE A
                                       TO THE
                                SUB-ADVISORY AGREEMENT
                                       BETWEEN
                        SEI INVESTMENTS MANAGEMENT CORPORATION
                                         AND
                           SANFORD C. BERNSTEIN & CO., INC.

Pursuant to Article 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust
Large Cap Value Portfolio                    .  %

For purposes of calculating fees, the average monthly market value of the assets of the Portfolio and such other related SEI large cap domestic equity portfolios or accounts as the Sub-Adviser may now or in the future provide investment sub-advisory services for (collectively, the "SEI Portfolios"), shall be aggregated. Further, if the combined value of the portion of the assets of the SEI Portfolios allocated to the Sub-Adviser have not grown to $800 million by December 31, 1998, the Adviser will pay to the Sub-Adviser the difference between (i) an amount equal to 0.25% of the combined value of the portion of the assets of the SEI Portfolios allocated to the Sub-Adviser on December 31, 1998 (the "12/31/98 Portfolio Value") and (ii) and amount calculated by multiplying the 12/31/98 Portfolio Value by the fee rate determined in accordance with Fee Schedule A set forth below. The amount of such payment will be billed to the Adviser by the Sub-Adviser during January 1999 and is due and payable when billed. The following Fee Schedules (A and B) will be in effect for all periods commencing on and after December 31, 1998.

                                    FEE SCHEDULE A


Average Monthly Market Value of the combined           Annual Fee
assets of the Portfolios (Less than $800 million)
     First $300,000,000                                     .    %
     Next $499,000,000                                      .    %

                                    FEE SCHEDULE B

Average Monthly Market Value of the combined           Annual Fee
assets of the Portfolios ($800 million or greater)
     $800,000,000 and thereafter                            .   %


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